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The following is a transcript of an investor conference call held on January 4, 2021 to discuss the proposed acquisition of Alaska Communications Systems Group, Inc. (“Alaska Communications”) by ATN International, Inc. (“ATN”) and ATN’s financial partner Freedom 3 Capital, LLC (“F3C”):

PRESENTATION

Operator

Good morning and welcome to the ATN International conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing “*” then “0” on your telephone keypad. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad. To withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the conference over to Justin Benincasa, Chief Financial Officer. Please go ahead.

Justin Benincasa

Thank you, Andrew. Good morning everyone and thank you for joining us on our call today to discuss our recently announced agreement to acquire Alaska Communications. Here with me is Michael Prior, ATN’s Chief Executive Officer.

Before I turn the call over to Michael for his comments, I would encourage you to read the cautionary language concerning forward-looking statements in the press release and under “Additional Information and Where to find it” in the press release as this call and our press release contain forward-looking statements based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements.

Also, in an effort to provide useful information to investors, our comments today include non-GAAP financial measures. For details on these measures and reconciliations to comparable GAAP measures, and for further information regarding the factors that may affect future operating results, please refer to both our website at atni.com and Alaska Communication’s website at alsk.com or the 8-K filing provided to the SEC by Alaska Communications on November 4, 2020.

And with that said, I will turn the call over to Michael for his comments first.

Michael Prior

Thank you, Justin, and good morning everyone, and happy new year. We appreciate you joining us on this call on such short notice. As you have seen and Justin referenced, we have signed a definitive agreement to acquire Alaska Communications, and we are enthusiastic about the prospect of entering this new domestic market and working together with the Alaska Communications team to provide industry-leading products and services to customers. We view Alaska Communications, and the nature of this transaction, as an excellent strategic fit for ATN.

First, it provides entry into what is a new domestic market for us. While it is a distinct market, it has a competitive and operating environment that are similar to those we have encountered in other markets in which we have succeeded in growing revenue and improving margins. And, like those markets, it is one with an increasing demand for high capacity and reliable data connectivity.

Second, it pairs us with a leading communications technology infrastructure and services provider in the market, managed by a team that has deep market knowledge and experience, is familiar and comfortable with the operating environment, and has helped Alaska Communications develop a great reputation as a customer-centric organization, with a particular focus on business and carrier customers.

Third, we believe our continued investments in, and enhancements to, high quality shared services platform and other operational and technical resources should enable Alaska Communications to build on their recent successes and drive additional revenue opportunities over time. These include strengthening our capabilities in support of fiber infrastructure expansion and bringing the latest technologies to market, including next-generation managed services and private network solutions. And, while we do not anticipate direct operating expense synergies in-market, we expect to achieve efficiencies by utilizing shared technology platforms for IT security, data warehousing, and procurement and by reducing financing and public company costs. Additionally, the size and scale of Alaska Communications should benefit the scope and capability of our overall platform.

Just to give you a sense of the company’s current scale and operations, Alaska Communications employs approximately 600 people and operates over 157,000 miles of fiber network, has approximately 7,000 fiber to the home locations, and nearly 900 fiber-fed commercial and government buildings. As I alluded to in my opening remarks, I believe the post-closing capital structure of this transaction, which Justin will elaborate on in a moment, illustrates the strategic growth potential for ATN that we have been speaking about over the last several months.

The ATN operating platform and our ability to source and develop expansion opportunities make us an excellent partner for capital providers looking to invest in critical communications infrastructure. Our partner in this transaction, Freedom 3 Capital, knows the market and the company well and was looking for an operating partner who could enhance and accelerate execution and reduce risk. We believe there will be more opportunities like this, and the financial structure of this transaction gives us the flexibility to pursue them.

A non-recourse facility at the ACS level together with additional capital injected by Freedom 3 allows us to take advantage of the existing capacity of our balance sheet and the relatively low cost of debt capital to make a substantial investment without constraining our ability to make additional investments and fund further expansion. After closing this transaction, we expect our consolidated net debt to be well under two times EBITDA, providing us with significant resources to fund future growth.

And now, I will turn over the call to Justin to provide additional financial information on this transaction and on Alaska Communications. Justin?

Justin Benincasa

Thank you, Michael. The acquisition is an all-cash transaction valued at approximately $332 million, comprised of 58.6 million shares at $3.40 per share and net debt of $139 million per Alaska Communications’ September 30, 2020 balance sheet.

As indicated in the agreement, ATN has already secured $235 million of committed bank financing for the transaction comprised of a $200 million term loan and a $35 million revolving credit facility. The debt financing will be recourse to Alaska Communications and the acquiring entity, and not to ATN. 51% of the remaining purchase price will be equity financing provided by ATN and 49% by Freedom 3. We intend to use a combination of cash on hand and borrowing under ATN’s current bank facility to fund our portion of the equity contribution. ATN will operate and consolidate the acquiring entity and Alaska Communications through its majority ownership stakes.

To provide context to those who are not familiar with either ACS or us, for the first nine months of 2020, Alaska Communications reported net income of approximately $7.0 million and adjusted EBITDA of just under $50 million on revenues of $178 million. This compares to ATN’s nine months’ net income of approximately $6 million and EBITDA of $90 million on revenues of $332 million. So this transaction is significantly additive to our operations. I should note also that Alaska’s nine-month EBITDA includes approximately $4.9 million of amortized deferred capacity revenue on cash received prior to the reported period.

Included in their third-quarter 2020 earnings release, Alaska Communications reaffirmed their full-year 2020 revenue guidance of $232 million to $237 million and noted that they expect to be at the high end of their full-year adjusted EBITDA guidance of $63 million to $65 million. They also increased guidance for adjusted free cash flow, excluding pre-funded projects, of $14 million to $16 million. We encourage our investors to visit Alaska Communications website at alsk.com for more detail of the breakdown of revenue and other financial and operating metrics.

As Michael noted, this transaction still leaves us with a strong balance sheet post-transaction, giving us the ability to continue to invest in organic projects as well as other strategic uses. I would like to note that this acquisition represents another example of how ATN’s financial capabilities and corporate culture enables it to act quickly to capture an opportunity that is aligned with our strategy, significantly additive to our operations, and has considerable long-term growth potential.

I will turn the call back to Michael for his closing remarks.

Michael Prior

Thanks, Justin. So, to sum up, we are pleased with the opportunities we see ahead to create value together with the Alaska Communications team. This has been a difficult year across most industries, and the Alaskan economy has faced specific economic headwinds tied to lower oil prices. Despite that, ACS continued to make progress across key financial metrics, which is a strong indication of their knowledge of the market and their commitment to address and overcome challenges.

As noted in today’s release, the acquisition has been approved unanimously by Alaska Communications’ Board of Directors but is subject to approval by their stockholders, regulatory approvals, and other customary closing conditions. We are anticipating the completion of the transaction in the third quarter of 2021 and will keep investors up to date as the timeline moves forward. In the meantime, you can stay current on developments at Alaska Communications through their releases and filings.

There is not much more information that we can provide at this time, but we are happy to take your questions and will do our best to respond effectively. I will now hand it back to the operator to start the Q&A portion of the call.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed, and you would like to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

The first question comes from Ric Prentiss of Raymond James. Please go ahead.

Ric Prentiss

Good morning, guys. Happy new year.

Justin Benincasa

Good morning, Ric. Happy new year.

Michael Prior

Happy new year.

Ric Prentiss

A couple of quick points to make sure I understood. I think I picked up you guys ATNI are going to own 51% of the equity on the transaction then as far as--

Justin Benincasa

That's correct.

Ric Prentiss

--consolidated but at 51%?

Justin Benincasa

That's correct.

Ric Prentiss

Okay. And obviously, this has been a long process. Macquarie was in there. Talk a little bit about the process and what was interesting about the transaction and how it went from kind of Macquarie, and then it looks like Alaska has already paid $6.8 million termination fee, and do you expect any other competition for the asset?

Michael Prior

Ric, I don't want to comment on all of the back and forth. I don't think it’s really our place to do that. I think that is more for Alaska Communications, but basically, we became aware of this when Alaska went out under the go-shop provisions of their agreement with Macquarie, and we formed a view as to its value to us and had conversations with Freedom 3 and decided on a structure and we had to do all of that very quickly.

It helped, of course, that Alaska is a public company. There is public disclosure out there to review, and of course, during the go-shop, the management was very helpful to us to get us up to speed quickly. And we knew the company and had discussions with them in the past over strategic item some years ago, so it didn't take as long as it might have for us to get up to speed.

And, as to your second part of your question, I mean we really don't know. It's a different process at this stage, but, you know, we will move forward on the basis of getting regulatory approval and stockholder approval and closing.

Ric Prentiss

You mentioned the financing and public company cost. Any thoughts on where the cost of debt is going to be for the transaction and how much public company cost is there in the numbers at Alaska on an annual basis do you think roughly?

Justin Benincasa

The debt we have secured so far will be less expensive than the existing debt on the business today, so I think we will come out better there, and we are still evaluating that, but we probably anticipate there are couple of million dollars of public company cost in there between professional services and other.

Ric Prentiss

Right. What is the existing debt cost at Alaska? I must admit I don't know.

Justin Benincasa

It's Libor plus 450, I believe.

Ric Prentiss

Oh, wow. Okay. Okay. And Justin, I think you had mentioned there was $4.9 million of non-what I interpreted as non-cash in the EBITDA number for the nine months.

Justin Benincasa

Correct.

Ric Prentiss

What do you expect that to be on an annual basis, and as you guys report adjusted EBITDA, is that not something would not be in there?

Justin Benincasa

I think our purchase accounting will actually pick it up, but we felt the need to at least mention it. It's been cash received so, and I think if you annualize that number, it's pretty close. That's a nine-month number.

Ric Prentiss

Got you. And you talk about you guys still have the dry powder to pursue both organic as well as M&A. Any updated thoughts on what else is out there or time frame? And I did notice the Alaska Communication also has some CBRS spectrum.

Michael Prior

In terms of time frame, we have a number of things already under development internally, including, private network expansion and some fiber deals and things like that, but I think in terms of M&A and strategic deals we really think there could be other opportunities like this. I'm not thinking of specific opportunities, but I do think there is an interest from financial investors in assets like these that we can help both structure transactions and operate.

Ric Prentiss

I will let some other folks asked some questions. If there are none, I will come back in maybe. Have a good year, guys.

Justin Benincasa

Thank you, Ric.

Operator

Again, if you have a question, please press "*" then "1". The next question comes from Greg Burns of Sidoti & Company. Please go ahead.

Greg Burns

Hello?

Michael Prior

Hi Greg

Greg Burns

Could you just talk about Alaska's mix of business, you know, the different revenue line items and where they are actually seeing growth? It seems like there hasn't been much growth in the business over the last couple of years, but maybe more recently, that is starting to pick up, so there's not really many operating synergies. You know, where do you see the value here in terms of revenue opportunities?

Michael Prior

What attracted us is that they have managed to shift the mix of their business significantly over the past few years, and so a little over two-thirds of their revenue, as I referenced, comes from what they call their business in wholesale services, and the other third is roughly split between consumer and regulatory. We think that in the business and wholesale side there is continued ability to build out particularly rich fiber solutions, which is what they have been doing, and we think there is opportunity to grow from the anchor tenant builds that they have undertaken recently and expand commercial revenue and wholesale revenue.

I think that is probably the number one place for focus, and we also will be looking in the coming months at other areas that we think we can work on with them to expand and improve growth and margins.

Greg Burns

Okay, great. Thank you.

Operator

And we have a follow-up from Ric Prentiss of Raymond James. Please go ahead.

Ric Prentiss

Hey, guys. Also noticed the CapEx guidance for Alaska was $37 million to $39 million. What do you think as far as deployment of capital into the future in those markets? You kind of alluded to it a little bit on Greg's question.

Michael Prior

I think that most of their capital has been going into next generation or the latest generation fiber builds, high-quality, high-capacity builds and we see continuing to do that so we don't expect any great change in their overall maintenance expense.

Ric Prentiss

Okay. And then you brought up margins, I think a couple of times. It looks like the Alaska operations are kind of in the high 20% range of margins. Where do you think back could go over time and why?

Michael Prior

I think as you grow revenue, and particularly as you grow onto the back of some of these recent fiber builds, you will be bringing in higher-margin revenue. I think that is the number one thing because it’s a tough operating environment. In that operating environment you are not necessarily going to see the types of margins you might see in other markets. There may be ways we can help them do what they have been working on anyway, some of the things they have done recently to improve billing costs and other costs like that, so we are certainly going to work on that, but I think primarily it will be increasing the contribution of higher-margin revenue.

Ric Prentiss

Okay. And can you give us a little further detail background on Freedom 3 Capital?

Michael Prior

I don't want to speak too much for them, but they are folks that know the industry well that have come from various places, and their funding is primarily from very large family offices, particularly in the Midwest, and they have both an equity approach and a, you know, credit approach, so they typically have a mix of the two in their investments. But they are people that were known to us in kind of a six degree of separation way and we feel there's a good cultural fit.

Ric Prentiss

Okay. And I think you also mentioned the private network stuff you have got some of your subsidiaries working on that; how do you see this fitting into the private network, private 4G, private 5G type of network? So what industries are there in Alaska that might be of interest in that?

Michael Prior

There's government, both federal and state. There's obviously oil and gas, and there's hospitality, and there's a couple of other operating situations, ports, and the like that we think are all good segments for private networks, and as I referenced before, they had just under 900, I think the number is just under 890 fiber-fed buildings and a number of those buildings could be good places to deploy private network, not all but a number of them should be, and I think, you know, with continued fiber builds that number will expand.

Ric Prentiss

Okay. And last one for me, so they gave a lot of guidance, you guys thinking that might be something you would start doing?

Justin Benincasa

Let's not talk crazy, Ric! We will consider it as we go, though.

Ric Prentiss

All right. And appreciate knowing the ownership stakes too because it always helps us know what percent ATNI owns of these different ventures.

Michael Prior

Yes, of course.

Ric Prentiss

All right. Thanks, guys.

Justin Benincasa

You're welcome.

Operator

This concludes our question and answer session. I would like to turn the conference over to management for any closing remarks.

CONCLUSION

Michael Prior

I don't have any further remarks, operator. Thank you, everybody, for joining us on the call.

Justin Benincasa

I look forward to keeping you updated as we move through approvals.

Operator

Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposed acquisition of Alaska Communications by ATN and F3C, whereby Alaska Communications will become a wholly owned subsidiary of an entity held by ATN and F3C (the “proposed merger”), pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among Alaska Communications, Project 8 Parent Co, Inc. (“Parent”) and Project 8 Merger Co, Inc. (“Merger Sub”). The proposed merger will be submitted to Alaska Communications stockholders for their consideration at a special meeting of the stockholders. In connection therewith, Alaska Communications intends to file relevant materials with the United States Securities and Exchange Commission (“SEC”), including a proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to Alaska Communications stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALASKA COMMUNICATIONS AND THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Alaska Communications or the proposed merger, once such documents are filed with the SEC, free of charge at the SEC's website at www.sec.gov, or from Alaska Communications at alsk.com or by directing a request to Alaska Communications Investor Relations Department at investors@acsalaska.com.

Participants in the Solicitation

ATN and Alaska Communications and certain of their directors and executive officers and other members of management and employees may be deemed to be "participants" in the solicitation of proxies from Alaska Communications stockholders in connection with the proposed merger. Information about Alaska Communications directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in Alaska Communications proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the SEC on April 29, 2020. To the extent holdings of Alaska Communications securities by such participants (or the identity of such participants) have changed, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 subsequently filed with the SEC. Information about ATN directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in ATN’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the SEC on August 6, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and may be included in relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Cautionary Language Concerning Forward Looking Statements

This communication contains forward-looking statements relating to, among other matters, ATN’s future financial performance and results of operations. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) ) the risk that the transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the stockholders of Alaska Communications, and the receipt of certain governmental and regulatory approvals, (iii) the failure to obtain the necessary financing pursuant to the arrangements set forth in the commitment letters delivered pursuant to the Merger Agreement or otherwise, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (v) the effect of the announcement or pendency of the transaction on Alaska Communications business relationships, operating results, and business generally, (vi) the outcome of any legal proceedings that may be instituted against Alaska Communications or ATN or Parent related to the Merger Agreement or the transaction contemplated thereby our ability to receive the requisite regulatory consents and approvals to consummate the transaction; (vii) the performance of the acquired business; (viii) our ability to operate in a new market; (ix) our ability to integrate the new business into our current operations; (x) increased competition; and (xi) changes in laws and government regulations affecting the acquired business. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of ATN’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 29, 2020, and the other reports ATN files from time to time with the SEC. ATN undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.